Exhibit 99.1
First Niagara Bank applying to Convert from a Thrift to a Commercial Bank
BUFFALO, N.Y. — December 3, 2009— First Niagara Bank, the wholly owned federal savings bank subsidiary of First Niagara Financial Group, Inc. (NASDAQ: FNFG), announced today that it will apply to the Office of the Comptroller of the Currency (OCC) to become a commercial bank.
Converting First Niagara Bank’s charter from a thrift, or savings, institution to a commercial bank will increase its flexibility to serve the diverse financial services needs of its growing customer base.
Today’s application to the OCC complements last week’s application by the bank’s publicly traded corporate parent, First Niagara Financial Group, to the Federal Reserve Board to become a bank holding company. First Niagara Financial Group is currently a thrift holding company regulated by the Office of Thrift Supervision (OTS), and as such is only permitted to own and hold thrift institutions. Bank holding company status will enhance First Niagara’s ability to continue expanding through acquisitions of both thrifts and commercial banks and will give the company more flexibility in how it completes and executes transactions.
Subject to regulatory approval of these applications, First Niagara Financial Group would become a bank holding company operating under the oversight of the Fed and First Niagara Bank would become a commercial bank operating under the oversight of the OCC.
Converting to a commercial bank would have no impact on First Niagara employees’ day-to-day responsibilities or interactions with customers, nor does it affect the company’s plan to close its previously disclosed acquisition of Harleysville National Corporation in the first quarter of 2010.

About First Niagara — First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, had assets of $14.1 billion and deposits of $9.9 billion at September 30, 2009. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses through 171 branches and five Regional Market Centers across Upstate New York and Western Pennsylvania. For more information, visit www.fnfg.com.
Forward-Looking Statements — This press release contains forward-looking statements with respect to First Niagara Financial Group, Inc. including, without limitation, statements relating to regulatory applications filed by it and its subsidiary, First Niagara Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the possibility that governmental approvals may not be obtained, may be delayed, or that adverse regulatory conditions may be imposed in connection with governmental approvals.

First Niagara Officer Contacts
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Corporate Communications Manager
(716) 819-5921
leslie.garrity@fnfg.com

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